Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

AMAZON HOLDCO INC.

Amazon Holdco Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That the original certificate of incorporation of the Corporation was filed with the Secretary of the State of Delaware on November 17, 2023.

SECOND: That the board of directors of the Corporation (the “Board”), by the unanimous written consent of its members, duly adopted resolutions proposing and declaring advisable that the certificate of incorporation of the Corporation be amended by changing Article 4 thereof, so that, as amended, said Article shall read in its entirety as follows:

ARTICLE 4

Capital Stock

A. Authorized Capital Stock. The Corporation shall be authorized to issue up to one billion (1,000,000,000) shares of capital stock, all of which shall be common stock, par value $0.01 per share (the “Common Stock”). Said shares of Common Stock will be of the same class and shall have full voting power and, upon payment of the consideration fixed by the Board of Directors, shall be fully paid and nonassessable. Each stockholder of record shall have one vote for each share of Common Stock outstanding in such stockholder’s name on the books of the Corporation and entitled to vote.

B. Recapitalization. Effective immediately (such time, the “Recapitalization Time”), the total number of shares of Common Stock issued and outstanding, or held by the Corporation as treasury stock, immediately prior to the Recapitalization Time shall, automatically by operation of law and without any further action on the part of the Corporation or any holders of shares of capital stock of the Corporation, be converted into a number of validly issued, fully paid and non-assessable shares of the Corporation’s Common Stock authorized for issuance pursuant to this Certificate of Incorporation (as defined below) equal to 153,280,369.

C. Common Stock. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH: That the aforesaid amendment shall be effective upon the filing hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the undersigned as of this 26th day of September, 2024.

AMAZON HOLDCO INC.

/s/ Justin Johnson
Name:	Justin Johnson
Title:	Secretary